Exhibit 99.1

Investor Contact: Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

Media Contact: Mike Minnis
Director, Public Relations
Phone: 540-946-7290
minnism@ntelos.com

NTELOS Holdings Corp. Announces Election of New Director

WAYNESBORO, Va., December 21, 2006 /PRNewswire-FirstCall — NTELOS Holdings Corp. (Nasdaq: NTLS) today announced the election of Timothy G. Biltz to its Board of Directors. This independent director position expands the Board from seven to eight members, in accordance with NTELOS’s Shareholders Agreement. Mr. Biltz will also serve on the audit committee of the Board.

Mr. Biltz, age 48, has over 20 years of management experience in the telecommunications industry in both the cellular telephone and tower segments. Mr. Biltz serves on the board of directors and audit committee of iPCS, Inc., a wireless service provider. He has served as chairman of the board of iPCS since November 2006. From 1999 to 2005, Mr. Biltz was the Chief Operating Officer of SpectraSite, Inc., a publicly-traded wireless and broadcast signal tower company where he was responsible for all key business functions, and leading more than 2,500 employees. SpectraSite was merged with American Tower Corporation in August 2005. From 1989 to 1999 with Vanguard Cellular Systems, Inc, he held several management positions of increasing responsibility including Executive Vice President and Chief Operating Officer. From 1986 to 1989, Mr. Biltz was employed as a Regional General Manager by Providence Journal Cellular Services of Raleigh, North Carolina.

James S. Quarforth, Chief Executive Officer, President and Chairman of the Board of Directors commented, “We are pleased to have an individual with such substantial experience in the telecommunications industry join NTELOS Holdings Corp.’s Board of Directors. With his breadth of experience in wireless service and infrastructure, Tim will be a valuable addition to the Board of Directors. Tim has also served as a board member to a number of private and public companies.”

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at http://www.ntelos.com.